Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated October 28, 2010 with respect to the consolidated financial statements and schedules of Thermon Holdings, LLC included in the Registration Statement (Form S-4 No. 333-168915) and related Offer to Exchange of Thermon Industries, Inc. for the registration of $210,000,000 aggregate principal amount of its 9.500% Senior Secured Notes due 2017.

/s/ Meyers Norris Penny LLP

Chartered Accountants

Calgary, Alberta

December 10, 2010